Exhibit 99.1

Newmont Provides Update on Export Ban in Indonesia

DENVER, Jan. 22, 2014 – Newmont Mining Corporation (NYSE: NEM) (“Newmont” or “the Company”) today provided an update on export issues pertaining to PT Newmont Nusa Tenggara (“PTNNT”), which operates the Batu Hijau copper and gold mine on the island of Sumbawa in Indonesia.

Although Indonesian government officials have informed PTNNT that the ban on copper concentrate exports from Batu Hijau does not take effect until January 11, 2017, as provided for in recently issued regulations, the regulations also include new and potentially restrictive conditions to obtain an export permit, as well as a significant export duty. As PTNNT meets with government officials for further information and clarity regarding the new regulations, Newmont is evaluating potential impacts to its operating plans at Batu Hijau.

“The Contract of Work (CoW) signed with the Government of Indonesia provides PTNNT the right to export the copper concentrate produced at Batu Hijau’s processing facility,” said Blake Rhodes, Newmont’s Senior Vice President, Indonesia. “The CoW also explicitly sets the types and levels of taxes, levies, and duties PTNNT is required to pay, thereby establishing all tax obligations.”

PTNNT will continue to engage with government officials in Indonesia in an effort to resolve this issue, while also considering other remedies, including possible legal action. Newmont plans to provide an update on January 31, 2014, during a call with investors regarding the Company’s 2013 preliminary operating and sales results.

PTNNT is currently mining Phase Six of Batu Hijau, with plans to gain access to higher grade ore later this year. PTNNT does not have plans to export copper concentrate until later this quarter, as previously scheduled shipments were completed in early January.

The value added through Batu Hijau’s processing plant improves the quality of the copper ore mined by more than 50 times, capturing roughly 95 percent of the entire value stream in Indonesia. PTNNT also has supported in-country smelting for many years by shipping as much copper concentrate to PT Smelting Gresik – Indonesia’s only copper smelter – as it can take from Batu Hijau.

Since operations began in 2000, PTNNT has paid more than $3 billion in taxes and royalties to the government, in addition to investing approximately $10 million each year toward local economic, infrastructure and social development. Approximately 9,000 people, including employees and contractors, support their families by working at Batu Hijau.

About PTNNT’s Contract of Work and the Export Ban

The Batu Hijau copper and gold mine was developed under an investment agreement called the Contract of Work (CoW), entered into by the Republic of Indonesia and PTNNT.

The CoW details PTNNT’s obligations and rights, including the obligation to produce and the right to export copper concentrate. Despite changes in various laws and regulations over the years, the obligations and rights specified in the CoW have continued to govern operation of the mine. The CoW’s provisions clearly state: ‘The Company shall not be subject to any other taxes, duties, levies, contributions, charges or fees now or hereafter levied or imposed or approved by the Government other than those provided for in this Article and elsewhere in this Agreement.’

While multiple studies have demonstrated that it is not economically viable for the Company to build its own smelter, PTNNT has negotiated and signed conditional concentrate supply agreements with two Indonesian companies that have publicly announced plans to build their own copper smelters in the country.

About Newmont

Founded in 1921 and publicly traded since 1925, Newmont is a leading producer of gold and copper. Headquartered in Colorado, the Company has approximately 40,000 employees and contractors, with the majority working at managed operations in the United States, Australia, New Zealand, Peru, Indonesia and Ghana. Newmont is the only gold company listed in the S&P 500 index and in 2007 became the first gold company selected to be part of the Dow Jones Sustainability World Index. Newmont is an industry leader in value creation, supported by its leading technical, environmental, and health and safety performance.

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Media Contacts
Omar Jabara	303.837.5114	omar.jabara@newmont.com
Diane Reberger	303.967.9455	diane.reberger@newmont.com

Investor Contact
Kirsten Benefiel	303-837-6117	kirsten.benefiel@newmont.com
Allysa Howell	303.837.5788	allysa.howell@newmont.com

Cautionary Statement

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s expectations relating to timing of future concentrate shipments, enforcement of the Contract of Work, political or governmental conditions, impact of the new regulations, ability to obtain export permits, and potential impacts to operating plans at Batu Hijau. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors. For a detailed discussion of risks, see the risk factors under the heading “Our operations are subject to risks of doing business,” “Our Batu Hijau operation in Indonesia is subject to political and economic risks,” and “The Contract of Work has been and may continue to be the subject of dispute, legal review, or requests for renegotiation by the Indonesian government, and is subject to termination by the Indonesian government if we do not comply with our obligations, which would result in the loss of all or much of the value of Batu Hijau” in the Company’s 2012 Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission (“SEC”), as well as the Company’s other SEC filings. The Company does not undertake any obligation to publically issue revisions to any “forward-looking statement,” to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.